GARNET PROJECT SUMMARY

DECEMBER 1992

PREPARED BY PEGASUS GOLD CORPORATION

PEGASUS GOLD CORPORATION

GARNET PROJECT

GRANITE AND MISSOULA COUNTIES, MONTANA

SUMMARY REPORT

ERIC STIMSON

DECEMBER 1992

GARNET PROJECT
SUMMARY REPORT

Contents

	Page
Executive Summary	1
Introduction	2
Background	2
Regional Geology	4
District Geology and Mineralization	4
Nancy Hanks Deposit	7
Cascade Deposit	9
Coloma Deposit	10
Metallurgical Work	10
Other Mineralized Areas	11
Drilling	16
Geochemistry	18
Geophysics	19
Topography, Survey Control, and Field Grids	21
Permits and Reclamation	22
Land Status	23
References	28

Figures in Text

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Figure 1 Garnet project area
2 Geology and drilling - - Garnet district
3 Geology and drilling - - Coloma district
4 Cross section - - Nancy Hanks deposit
5 Cross section - - Cascade deposit
6 Cross section - - Coloma deposit
7 Land status - -Garnet area
8 Land status - - Coloma area

Tables

Table 1 Nancy Hanks deposit polygonal reserve estimate
2 Drill hole summaries
3 Nancy Hanks deposit - - assay variability
4 Nancy Hanks deposit - - metallurgical test work report
5 Electron microprobe analysis of drill core
6 Sample summary sheets for surface sampling
7 Survey points with coordinates

Appendix A

Map 1 Geology, drilling and patented claims
1A Sample locations, survey points and field grid
2 Geology, drilling and field data
3 Geology, drilling and field data
4 Geology, drilling and patented claims
4A Sample locations, survey points and field grid
5 Geology, drilling and patented claims
5A Sample locations, survey points and field grid
6 Geology, sample locations and patented claims
7 Gold soil geochemistry
8 Total magnetic field (western half)
8A Total magnetic field (eastern half)
9 Total magnetic field (Coloma area)
10 Induced polarization (western half)
10A Induced polarization (eastern half)
11 Apparent resistivity (western half)
11A Apparent resistivity (eastern half)
12 Land status (1" = 1000')
13 Sample locations and map boundaries (1" = 1000')

Appendix B

Cross Sections (1" = 50'): Nancy Hanks Area

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68,600 East
68,300 East
68,100 East
67,900 East
67,700 East
67,600 East
67,500 East
67,400 East
67,300 East
67,200 East
67,100 East
67,000 East
66,925 East
66,875 East
66,800 East
66,700 East
66,600 East
66,500 East

Appendix C

Cross Sections (1" = 50'): Nancy Hanks and Cascade Areas

66,400 East
66,200 East
65,900 East
65,600 East
65,200 East
65,000 East
64,800 East
64,600 East
64,400 East

Airborne Geophysical Contour Maps

Total Field Magnetics
Calculated Vertical Magnetic Gradient
VLF/EM
Apparent Resistivity: 935 Hertz
Apparent Resistivity: 4,175 Hertz
Apparent Resistivity: 4,600 Hertz
Apparent Resistivity: 33,000 Hertz

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Appendix D

Geochemical Lab Reports: Surface Samples

Appendix E

Geochemical Lab Reports: Drilling Samples

Appendix F

Geochemical Lab Reports: Drilling Samples

GARNET PROJECT
Granite and Missoula Counties
Montana

Executive Summary

The Garnet project is located forty miles east of Missoula, Montana. The project is centered on the historic gold mining camp of Garnet, which produced approximately 150,000 ounces of gold around the turn of the century. Nearby placer workings produced an additional 500,000 ounces. Gold is associated with shallow to moderate dipping quartz veins, stockwork systems, and shear zones, hosted by Cretaceous granodiorite and upper Proterozoic quartzites.

Between December, 1989 and December, 1992, Pegasus Gold conducted an exploration program covering over 22 square miles and employing airborne magnetics and resistivity, ground magnetics, IP, and resistivity surveys. Drill targets were defined using geologic mapping, rock, soil and trench geochemistry. Fourteen targets were drill tested with 147 reverse circulation holes (47,601 feet) and six core holes (1,710 feet). Potentially minable reserves were discovered in three separate deposits.

The Nancy Hanks deposit contains a potentially minable reserve of 3.2 million tons with an average grade of 0.040 opt Au and a waste to ore stripping ratio of 2.2 to 1. This calculation is based on 16 cross sections, 43 reverse circulation holes, 3 core holes, and 9 trenches. Preliminary column leach tests indicate that gold recovery in the oxide and sulfide mineralization averages 84% with a 26 day leach period.

The Cascade deposit lies 1,500 feet to the west of the Nancy Hanks and contains approximately 1.4 million tons with an average grade of 0.037 opt Au and a 2:1 waste to ore stripping ratio. This estimate is based on two cross sections, 9 reverse circulation holes, 1 core hole, and 2 trenches.

The Coloma deposit is located two miles to the northwest of the Nancy Hanks deposit. Six drill holes suggest a resource of 1 to 1.5 MT grading around 0.048 opt Au and a 2:1 waste to ore stripping ratio. No metallurgical work has been done at Coloma or Cascade, but the mineralization appears to be the same as that found at the Nancy Hanks deposit.

The Garnet project is governed by a joint venture agreement with Garnet Mining Corporation of Missoula. Pegasus will vest at 70% ownership in the joint venture by expending $5 million prior to June 30, 1995. Approximately sixty percent of this expenditure has been made. Net smelter royalties in the reserve areas range from zero to 5 percent. The Garnet ghost town, administered by the BLM, lies near the Nancy Hanks deposit. However, it is thought by Pegasus and the BLM that the ghost town and a mining operation would be able to coexist.

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INTRODUCTION

Pegasus began project work in the Garnet mining district in July of 1989. Drill testing of exploration targets began in December, 1989. By the end of 1992, Pegasus had completed 147 reverse circulation drill holes (47,601 feet) and six core holes (1,710 feet) in fourteen target areas. Potentially minable gold reserves were discovered in the Nancy Hanks, Cascade, and Coloma target areas. Drilling done in eleven other target areas found widespread gold mineralization, but not in potentially minable concentrations. Two lower priority target areas were not drilled. Reverse circulation drilling costs averaged $7.44 per foot. Core drilling costs were $19.97 per foot.

Geochemical sampling included 2,097 soil samples (which covered an area approximately 7,600 feet by 3,000 feet), 1,238 trench or channel samples, 301 rock chip samples, 341 mine or prospect dump samples, 108 underground samples, and 25 stream sediment samples.

Geophysical work included 29.1 line miles of ground magnetics, 15.3 line miles of induced polarization and resistivity measurements, and 188 line miles of airborne magnetics and resistivity covering approximately 18 square miles.

This report documents the results of project work through the end of 1992. Accompanying this report is an appendix that consists of 19 maps as well as a metallurgical report, surface sample descriptions, drill hole assays, cross sections for the Nancy Hanks and Cascade deposits, and other project data.

BACKGROUND

The gold lodes at Garnet were discovered in 1867 when production commenced from the Shamrock, Lead King, and Grant Hartford veins. In 1896, the rich "red ore" shoot was discovered in the Nancy Hanks mine which accounted for the major production from the district until 1907. From 1907 until 1916, significant production continued from mines along the major vein systems in the Garnet district. Most of the mines were shut down after 1916 although several operated discontinuously into the 1950's. Significant but undocumented production took place during the 1930's in several of the mines along the Lead King and Grant Hartford vein systems. Total lode gold production from mines in the Garnet district is estimated at around 120,000 ounces. Placer gold production, primarily from First Chance Gulch, Bear Creek, and Elk Creek, is estimated at around 500,000 ounces.

The mines in the nearby Coloma district reached full production in the period from 1897 to 1904. Since then only sporadic production or underground exploration has taken place. Total production from the Coloma mines (chiefly the Mammoth shaft) is estimated at 30,000 ounces of gold.

During the 1960's, James Charlton and the American Mining Company of Seattle, Washington, consolidated much of the mining property in and around the Garnet district. With financial help from the USGS's Office of Minerals Exploration, 2,280 feet of trenching and eight core holes totalling 2,805 feet were completed, mainly in the "Gold Bug" target area. This work documented extensive skarn development in the Wolsey Shale, but because of the extremely limited geochemical analysis of this drilling, failed to prove or disprove the existence of significant low-grade gold mineralization in this area.

Minor underground exploration took place at Coloma during the late 1970's and Anaconda conducted a trenching and sampling program at Coloma in the early eighties. The Coloma dumps were leased and sampled by the Antonioli family in the mid 1980's. In 1989, the Antoniolis leased 96 acres on the Fourth of July vein system from Garnet Mining Corporation and began underground exploration and surface drilling. The results of this work were negative and this ground may revert to Pegasus-GMC joint venture control. Garnet Mining Corporation conducted exploration in the Nancy Hanks area in 1989. This work consisted of dozer trenching, shallow air track rotary drilling, two core holes and limited VLF. The core drilling indicated a down-dip continuity of the surface mineralization to 500 feet, but failed to adequately define the extent and grade of near surface mineralization because many of the rotary holes had drilling difficulties within the mineralized zone. In mid 1989, GMC excavated and screened some Nancy Hanks surface mineralization and performed limited metallurgical testing of this material. In late 1989, Pegasus began exploration drilling under the terms of the Garnet joint venture agreement.

During the 1970's and 1980's the BLM began developing the nearby Garnet ghost town into a tourist destination. Eight patented claims around the ghost town were acquired by the BLM, and several parcels of public land around these claims, and in the Coloma area, were withdrawn from mineral entry under the Recreation and Public Purposes Act. Between 1989 and the present, BLM activity around Garnet included road resurfacing, construction of a parking lot and trail to the ghost town, and the designation of part of the access road system as a National Back Country Byway and a National Winter Recreation Trail. In 1991, the BLM proposed an amendment to the District Resource Management Plan that would have assigned mining-restrictive management criteria to several parcels of land around the ghost town. Because of input by Pegasus and others, the BLM decided to postpone action on this amendment until a later date.

REGIONAL GEOLOGY

The project area is located in the Garnet Range approximately forty miles east of Missoula, Montana. The Garnet mining district lies near the southeastern edge of the Garnet Range stock, an elongate body of granodiorite and granite that extends 13 miles northeast to southwest near the crest of the range and averages four miles in width (figure 1). The stock intrudes Upper Proterozoic through Devonian sedimentary rocks which have been compressed into a series of northwest trending folds, including the Deep Creek anticline which dominates the structure in the Garnet district. The folding was probably early Laramide in age, and was associated with the thrusting event that emplaced the nearby Sapphire tectonic block during the late Cretaceous. The age of the Garnet Range stock is reported to be late Cretaceous (72 to 83 m.y.b.p.), contemporaneous with the Boulder and Idaho batholiths. Wilkie (1986) classifies most of the Garnet Range stock as granite but notes an increase of mafic minerals near the margins of the stock. Other workers have called the stock a granodiorite. Since nearly all the mineralization at Garnet is at or near the margin of the stock where the composition is granodioritic, this report refers to the intrusive as granodiorite.

DISTRICT GEOLOGY AND MINERALIZATION

Geologic mapping over eleven square miles in the Garnet area was accomplished by James Sears, Associate Professor of Geology at the University of Montana, in 1989. Pegasus used Sears' map as a base and did more detailed mapping in several areas where exploration attention was focused. The geology shown on Maps 1-6 in Appendix A is the result of Sears' mapping, with later modifications by Eric Stimson.

Near the Garnet mining district, the northwest-plunging Deep Creek anticline is intruded on its northern flank by granodiorite of the Garnet Range stock. The formations in contact with the granodiorite include silty quartzites of the upper Proterozoic Garnet Range Quartzite (Missoula Group), vitreous Cambrian Flathead Quartzite, shales and silty carbonates of the Cambrian Wolsey Shale, dolomites and gray limestone of the Cambrian Meagher Limestone, poorly exposed Cambrian Park Shale, light colored dolomite and limestone of the Cambrian Pilgrim Formation, thin-bedded limestones and calcareous shales of the Cambrian Red Lion and Devonian Maywood Formations (mapped as a single unit), and black, carbonaceous limestones and dolomites of the Devonian Jefferson Formation.

Within a thousand feet of the granodiorite, contact metamorphism is well developed in the

Figure 1


Garnet Project
RAMBLER
NORTH VEIN
COLOMA
Kgd
pЄq
Pzs
SKIMMERHORN
KEARNS
FOREST/SIERRA
DUBLIN
NANCY HANKS
CASCADE
FREE COINAGE
GOLD BUG
GRANT
HARTFORD
WILLIE
LEAD KING
MOUNTAIN VIEW
ANDERSON HILL
Kgd Garnet Range Granodiorite
Pzs Paleozoic Sedimentary Rocks
pЄq Garnet Range Quartzite
Mineralized Areas
JV Boundary
N
0 2000 4000 6000
FEET
PEGASUS GOLD CORPORATION
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sedimentary rocks. Limestones are recrystallized to coarsely crystalline marbles, carbonaceous limestones and dolomites are bleached white with some recrystallized graphite observed, impure carbonates and silty shales are commonly converted to anhydrous skarn assemblages (principally garnet-epidote-diopside), and silty quartzites contain prominent clots of biotite-andalusite-cordierite, creating the distinctive spotted hornfels that district miners called "birdseye porphyry".

Most of the intrusive contacts mapped in the district are north-dipping and conformable to bedding. North-dipping sills are abundant within a thousand feet of the plutonic contact. However, the stock itself is probably not conformable. Regional aeromagnetic maps indicate that a thin shelf of sedimentary rock extends for more than a mile away from the contact. Granitic rocks are probably present at shallow depths beneath the sedimentary rocks before dropping off abruptly at the edge of the stock. The many sills in this shelf of sedimentary rock probably contributed to the widespread contact metamorphism observed in the district.

Gold-bearing quartz vein zones dip from 30 to 50 degrees northward in the Garnet district, and from 30 to 45 degrees southward at Coloma. These veins were responsible for an estimated 150,000 ounces of gold production from the Garnet and Coloma mines, as well as for much of the estimated 500,000 ounces of placer gold from nearby creeks.

Four major vein systems are present in the Garnet district (figure 2). All four strike generally east-west and dip at shallow to moderate angles toward the north. The most northerly of these is the Nancy Hanks system which includes the International, Shamrock, Dewey, and Nancy Hanks veins. These veins occur within the granodiorite, or along the contact with marbles and shales of the Jefferson, Red Lion, and Maywood Formations. The vein systems are anastomosing networks of north-dipping veins and veinlets, with abundant subhorizontal ladder veinlets cutting the granodiorite between the main veins. The veins and veinlets are predominantly milky white or clear quartz with minor calcite and/or ankerite. Up to 2% pyrite can be found in the veins, but trace amounts are more typical. Away from the major veins, the granodiorite is strongly propylitized for a few inches up to several feet with minor amounts of disseminated pyrite. Trace amounts of quartz veinlets are sometimes responsible for ore grade drill intercepts.

Electron microprobe work on drill core from the Nancy Hanks and Cascade deposits indicates that gold is mainly present as telluride minerals, chiefly calaverite, krennerite, and petzite, with minor native gold or electrum. The gold tellurides are intergrown with minor amounts of pyrite, which are found within quartz veins and veinlets. Minor tetrahedrite/tennantite mineralization postdates the gold-telluride-pyrite mineralization. Gold was not found in the disseminated pyrite in the wall rocks, only in the quartz veins and veinlets. The particle size of the gold tellurides is typically in the ten to thirty micron range, with occasional hairlike crystals of petzite exceeding 100 microns in length. The report on the microprobe analysis is included in this report.

Figure 2
Garnet Project
Geology & Drill Hole Locations

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KEARNS PLACERED BASIN
SKIMMERHORN PLACERED BASIN
DUBLIN PLACERED BASIN
CASCADE DEPOSIT
NANCY HANKS DEPOSIT
Kgd
Pzc
p€q
FREE COINAGE
GOLD BUG
GRANT HARTFORD VEIN SYSTEM
LEAD KING VEIN SYSTEM
WILLIE VEIN SYSTEM
MOUNTAIN VIEW VEIN SYSTEM
Kgd — Cretaceous Granodiorite
Pzc — Paleozoic Carbonate Rocks
p€q — Precambrian Quartzites
Faults
Quartz Vein Zones
Drill Hole
400 0 400 800
FEET

NOTE: See Maps 2,3,4 & 5 for geology and drill hole details

At the Nancy Hanks mine, strongly hematitic "red ore" averaged around eight ounces of gold per ton and accounted for most of the gold production from that mine. The "red ore" was probably a high-sulfide replacement in a skarn environment that formed within 100 feet of the sedimentary contact. The Tiger-Iverson-Ryan vein system joins the Nancy Hanks system at the sedimentary contact and extends for several hundred feet into the marbles. Ore in this system was hosted by low sulfide quartz veins and possibly some "red ore". The Nancy Hanks system pinches out to the west, then reappears and expands again in the Cascade area farther west. To the east, the vein system nearly pinches out, then joins a northerly trending vein system on the withdrawn "Forest" and "Sierra" claims.

The next vein system to the south of the Nancy Hanks is called the Grant-Hartford vein on the west end, and the Magone-Anderson vein on the east (referred to as the "Grant Hartford" system in this report). This system extends for 3,000 feet and is characterized by north-dipping, low-sulfide quartz veins cutting shallow dipping silty quartzites of the Garnet Range Quartzite. Numerous veins and veinlets follow bedding planes and dominant joint sets in the quartzite. The quartzite around and between the major veins has been strongly propylitized, contains a trace to 2% disseminated pyrite, and carries gold values in the 0.010 to 0.050 opt range. The vein system pinches out at the east end on Anderson Hill, but continues into the Wolsey Shale to the west where abundant garnet-epidote-diopside skarn is found in the Gold Bug mineralized area. The vein system has been cut by numerous northeast striking faults that offset the mineralization a few tens of feet.

To the south is the Lead King-Red Cloud vein system (referred to as the "Lead King" system) which also cuts the Garnet Range Quartzite at low angles and extends for 3,000 feet along strike. To the east, this system is offset by the Honolulu fault and becomes the Fourth of July vein which extends for an additional 1,700 feet. To the west, the vein system pinches out in weakly altered Wolsey Shale. The alteration and mineralization style is similar to that of the Grant-Hartford system. Like the Grant-Hartford system, the Lead King vein system is cut by numerous northeast-striking faults with small displacement.

The southernmost vein in this set of parallel systems is the Willie system which lies about 500 feet to the south of the Lead King vein system. The Willie zone is like the other two systems that cut the Garnet Range Quartzite, but has a strike length of only 300 to 500 feet and appears to end at faults at both ends.

The Coloma district lies about two miles to the northwest of the Garnet district at the contact between the Jefferson Formation and the Garnet Range stock (figure 3). Gold is found in south-dipping quartz veins that cut the granodiorite and which extend short distances into the marble. The major veins are the Mammoth, Valley, Crystal Spring and Clemantha systems. These vein systems become broader as the marble contact is approached until the entire contact zone within the granodiorite is quartz-veined and mineralized. To the east, these veins pinch out, usually against massive knobs of unaltered granodiorite. To the north, the Rambler and North vein systems strike north-northwest and parallel the intrusive contact. The quartz veins at Coloma are similar in character to those

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Kgd
Pzc
Kgd
Pzc
Kgd
Kgd
Kgd
NORTH VEIN SYSTEM
CL-13
CL-12
CL-9
CL-11
RAMBLER VEIN SYSTEM
CL-8
CL-10
CL-6
COLOMA DEPOSIT
CL-3
CL-7
CL-4
CL-2
CL-5
CL-1
CATO VEIN SYSTEM
N
0 200 400 600
FEET

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Figure 3

Garnet Project – Coloma Area

Geology & Drill Hole Locations

Kgd – Cretaceous Granodiorite
Pzc – Paleozoic Carbonate Rocks
—— Faults
– – Quartz Vein Zones
• Drill Hole

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Figure 4

Garnet Project – Nancy Hanks Deposit

Cross Section at 66,800 East


SOUTH
NORTH
NH-9
NH-90
NH-8
NH-43
6000
5900
5800
Pzc
Kgd
100' @ 0.025
10' @ 0.017
10' @ 0.052
15' @ 0.069
50' @ 0.032
40' @ 0.050
75' @ 0.015
Stope
40' @ 0.014
50' @ 0.077
10' @ 0.017
Kgd Cretaceous Granodiorite
Pzc Paleozoic Carbonates
Ore Zone
(Au in ounces per ton)
0
50
100
150
FEET

December 18, 1992

at Garnet. However, alteration of the granodiorite between the veins is more intense at Coloma, especially within 200 feet of the marble contact.

The following sections describe the Nancy Hanks, Cascade, and Coloma deposits, then discuss the other mineralized target areas within the Garnet project.

NANCY HANKS DEPOSIT

Gold mineralization in the Nancy Hanks area is hosted in quartz veins and veinlets that cut the granodiorite stock within 300 feet of the intrusive contract. Small pockets of high-grade gold mineralization are also found distributed erratically at the contact itself. Where best developed, the Nancy Hanks vein system consists of two to four major quartz veins (one to two feet thick), spaced a few tens of feet apart, with strongly propylitized granodiorite between and around the major veins. Minor amounts (one to two percent) of quartz veins in the propylitically altered wall rocks between the main veins are typically responsible for low grade gold mineralization (0.010 to 0.020 opt Au), while the major veins are associated with higher grade mineralization (0.020 to +0.500 opt Au).

The vein attitudes vary from flat dipping to north and northwest dips of up to forty degrees. Major veins, such as those developed in the Shamrock inclined shaft and the Nancy Hanks mine, tend to have northwest dips over fifty feet or more, then flatten and pinch out at their tops and bottoms. Flat veins typically persist for ten to thirty feet, then pinch out or join a northwest dipping vein. Figure 4 is a typical cross section through the Nancy Hanks deposit.

The Nancy Hanks gold deposit is localized within a complex structural setting. Trenching through the outcrop of the mineralized zone shows abundant evidence of a major north-dipping shear zone. Exposures of flat gold-quartz veinlets cutting north-dipping shears indicate that the shear zone was developed before the occurrence of the gold mineralizing event. However, the fact that most of the gold mineralization occurs in or near sheared rock indicates that the shear zone was probably used as a major channelway for the gold-bearing fluids. Other exposures show evidence that gold-quartz veins are offset along the north-dipping shears, indicating some continuing shear motion also took place after the gold event. Post-mineral normal faulting along north-northwest high angle structures (usually down to the northeast) also offsets gold-quartz veins by several inches to a few feet.

The main body of gold mineralization is found within a north to northwest dipping zone of quartz veins and veinlets. While individual veins have a wide range of attitudes, the main mineralized zone has an average dip of around forty degrees, a strike length of 1,500 feet, and an average thickness of around seventy feet. The deposit is located on the Nancy Hanks, Dewey, Placer 751, and International patented claims, and on the Shamrock unpatented claim (see figure 7 and Map 5).

A reserve estimate was calculated for the Nancy Hanks deposit using 16 north-south cross

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sections and measuring "ore" tonnages for 129 polygonal blocks on these cross sections as defined by intercepts in 43 reverse circulation drill holes, nine trenches, and three core holes. These calculations result in an estimate of 3.2 million tons of ore, having an average grade of 0.040 ounces Au per ton. Calculated waste rock for a pit with a maximum 45 degree pit slope results in a waste to ore stripping ratio of 2.2:1. The summary of these calculations is seen in Table 1. The cross sections that were used to construct the polygons are found in Appendix B, as well as information relating to the procedure used in the reserve estimate.

Initial metallurgical work has been done on drill core from the Nancy Hanks deposit. Microprobe analysis (Table 5) shows that most of the gold mineralization occurs as telluride minerals which are intergrown with, and attached to, minor amounts of pyrite. The pyrite occurs as small clots and euhedral crystals enclosed within quartz veins and veinlets that cut strongly propylitized granodiorite. Total sulfide content of the "ore" material is low, generally well under one percent. Bottle roll tests and column leach tests were also performed on Nancy Hanks drill core composites. Gold recoveries from triplicate bottle roll tests average 77.4% for oxide material and 72.1% for sulfide material. Column leach tests for three separate sulfide columns resulted in 80%, 83%, and 84% recoveries after a 27 day leach time. A single oxide leach column had an 84% recovery after 27 days. It was also noted that all six bottle roll samples exhibited significant physical disintegration over the course of the test. (See Table 4.)

To the east of the calculated Nancy Hanks resource, the vein system continues for another 800 feet, but the gold intercepts are so erratic and thin that a potentially minable ore tonnage cannot be defined. To the west, the vein system thins dramatically between 66,600E and 66,500E, at the place where the high grade "red ore shoot" disappears. It is likely that faulting is involved in the termination of the red ore shoot and of the larger Nancy Hanks orebody, but substantial drilling toward the west found only thin and/or low grade gold intercepts to the west of section 66,600E. The Nancy Hanks vein system appears to continue toward the west and is seen in the old Minnie Palmer inclined shaft as well as in numerous prospect pits along strike, but the thick zone of well-defined gold mineralization is not seen again until the Cascade deposit is encountered, 1,500 feet to the west.

A persistent characteristic of the Nancy Hanks gold mineralization is the thin but extremely high-grade nature of many intercepts. An example is seen in the "Shamrock" trench where a 5' by 5' panel sample carrying 0.566 opt Au is flanked by panel samples on either side which assay 0.020 and 0.012 opt Au. Another example is seen in trench NHT-8 where a two inch seam of "red ore" grading 3.953 opt Au is sandwiched between weakly altered granodiorite above and below it that contains 0.005 and 0.010 opt Au respectively. Drill intercepts also display frequent high-grade, thin intervals, surrounded by rock of significantly lower grade. Because of the difficulty in confidently projecting such extremely high-grade intercepts for any distance, all intercepts greater than 0.500 opt Au were cut to that level in calculating the polygonal block grades. However, this style of mineralization is prevalent enough in the Nancy Hanks deposit, that its presence should be recognized as carrying a significant part of the total gold in the deposit.

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Figure 5

Garnet Project – Cascade Deposit

Cross Section at 64,600 East



SOUTH
NORTH
5800
5700
5600
NH-51
NH-46
NH-44
NH-88
NH-89
Stope
65' @ 0.045
15' @ 0.020
20' @ 0.081
15' @ 0.021
20' @ .011
75' @ 0.011
20' @ 0.031
35' @ 0.103
55' @ 0.047
10' @ 0.023
20' @ 0.022
Kgd
Pzc
0
50
100
150
FEET
Kgd Cretaceous Granodiorite
Pzc Paleozoic Carbonates
Ore Zone (Au in ounces per ton)
Date: Dec. 18, 1992

A statistical study of part of the Nancy Hanks drill assay data set was carried out to ascertain how big a problem assay variability might be in ore reserve estimation. All of the five-foot assay intervals from drill holes NH-36 through NH-55 that have two or more assay values (where at least one of the assays is at least 0.005 opt Au) were tabulated (see Table 3). The standard deviations for these 418 samples were calculated, as well as the relative standard deviations (coefficient of variation) for each sample. The average of all the relative standard deviations is 0.1548. That is, the average standard deviation is approximately 15% of the average gold value for all the samples that were considered.

CASCADE DEPOSIT

The Cascade deposit is located 1,500 feet along strike to the west of the Nancy Hanks deposit. The style of mineralization at Cascade is similar to the Nancy Hanks mineralization, and is characterized by gold associated with tellurides which is found on or in pyrite grains within quartz veins and veinlets that intrude the granodiorite host rock. Total sulfide concentration is low, generally less than one percent. No metallurgical recovery work has been done for the Cascade mineralization.

Gold mineralization occurs in a north-dipping zone of quartz veins and propylitically altered granodiorite and diorite within a few hundred feet of the contact with bleached marble of the Jefferson Formation (see figure 5). The mineralization is seen in stacked drill intercepts that appear to reflect parallel sheets of gold-quartz veining with an average dip of around 25 degrees to the north. The main zone of mineralization crops out at the creek bottom and is obscured by the extensive placer workings which may have been developed, in part, on weathered lode mineralization.

A preliminary estimate of the gold resource in the Cascade area has been calculated on the basis of two north-south cross sections which incorporate nine reverse circulation drill holes, one core hole, and two trenches. This cross-sectional polygonal reserve calculation resulted in an estimate of 1.4 million tons of "ore" grading 0.037 opt Au with a waste to ore stripping ratio of around 1.8:1. Since the two cross sections are 200 feet apart, and some of the "ore" intercepts are projected as much as 400 feet between drill holes on the same cross section, additional drilling is necessary to bring this resource calculation up to the same level of confidence attached to the Nancy Hanks calculation. Appendix C contains cross sections through the Cascade deposit.

To the east of the Cascade resource area, the drill intercepts indicate the presence of thinner, lower grade, and deeper gold mineralization that is not believed to represent minable ore. To the west, the gold mineralization pinches out abruptly. As at the Nancy Hanks deposit, faulting may play a role in the westward termination of significant gold mineralization. However, enough drilling has been done to indicate that any additional reserves in the Cascade area are likely to be found in small, discontinuous zones that do not occur close enough to the main body of mineralization to be minable.

One RVC drill hole (NH-44) was twinned by a core hole (NHC-5), and the results correlated well. The RVC hole had cumulative intercepts of 110' grading 0.046 opt Au; the core hole had cumulative intercepts of 132' grading 0.035 opt Au. These figures give the core hole an 8% lower grade-thickness product than the RVC hole.

COLOMA DEPOSIT

Drilling in the Coloma mining district, located approximately two miles to the northwest of the Nancy Hanks deposit, has identified a small gold deposit that is similar in nature to the Nancy Hanks and Cascade mineralization. At Coloma, east-west striking, south dipping quartz veins, developed in granodiorite within a few hundred feet of the contact with marble of the Jefferson Formation, host some significant gold intercepts (figure 6). Three RVC holes (CL-2, CL-3, and CL-4), spaced 130' to 150' apart, contain composite drill intercepts of 140' @ 0.034 opt Au, 90' @ 0.065 opt Au, and 155' @ 0.069 opt Au, respectively. These three drill holes are surrounded by holes CL-1, CL-5, and CL-7 which contain much leaner intercepts. Initial estimates based on these six drill holes suggest the presence of a deposit containing on the order of one million tons of "ore" grading around 0.050 opt Au, with a waste to ore stripping ratio of around 2:1.

Additional drilling was not done at Coloma since the potential for developing a larger ore tonnage here is felt to be small. The gold mineralization that is well developed in the three principal drill holes becomes low-grade and discontinuous to the west as the carbonate contact is approached, even though the quartz-pyrite mineralization appears stronger at the contact (holes CL-1 and CL-7). Going to the east, into the intrusive from the main zone of gold mineralization, quartz veining in hole CL-5 is very well developed, but the associated gold mineralization is thin, erratic, and low grade.

No core drilling was done at Coloma. No microprobe or recoverability work was done either on this mineralization. In general, the mineralization and mode of occurrence of gold at Coloma appears similar to the Nancy Hanks and Cascade occurrences. However, some differences are noted. The veins at Coloma dip to the south at shallow to moderate angles, versus to the north in the Cascade and Nancy Hanks deposits. The gold mineralization at Coloma is accompanied by significantly more quartz veining, pyrite/iron oxide, and argillic alteration than at either Nancy Hanks or Cascade. Also, the gold-quartz veins strike perpendicular to the intrusive contact at Coloma, versus sub-parallel to the contact at Nancy Hanks and Cascade.

METALLURGICAL WORK

Bottle roll and column leach tests were performed on drill core from the Nancy Hanks deposit by the Pegasus metallurgical lab at Zortman, Montana. The report on this work is included in Table 4. Oxide ore was selected from Pegasus core holes NHC-1, NHC-2, and NHC-3, making a composite sample 75 feet in length averaging 0.051 opt Au. Sulfide ore

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Figure 6
Garnet Project – Coloma Deposit
Cross Section at 57,500 East



SOUTH
CL–1
CL–4
CL–3
NORTH
Dj
Dj
90' @ 0.099
30' @ 0.026
25' @ 0.019
30' @ 0.026
Kgd
15' @ 0.050
20' @ 0.206
10' @ 0.049
15' @ 0.020
Kgd
Kgd
15' @ 0.018
5900
5800
5700
5900
5800
5700
Kgd Cretaceous Granodiorite
Dj Jefferson Fm. Marble
Ore Zone (Au in ounces per ton)
Stope
0
50
100
150
FEET

31 December, 1992

intervals were selected from core holes NHC-1, NHC-2, NHC-3, and NHC-4, making a composite sample 307 feet in length averaging 0.058 opt Au.

Core samples were coarse-crushed to minus 1/2 inch by American Assay Laboratories of Reno, Nevada. A 300 gram split was taken of this material for subsequent assay. The remaining 1/2 inch coarse reject was then sent to the Zortman lab for metallurgical work. No additional crushing was done on the metallurgical samples.

The Zortman lab assayed the heads and tails from each of the bottle roll and column leach tests. In general, the head grades were lower than the assays received from American Assay. The calculated recoveries using the lower head grades appeared unreasonably high (near 100% recovery). Therefore, the Zortman lab elected to use the American Assay numbers to calculate the head grades for the column leach tests, then used their own solution and tail assays to calculate column leach test recoveries.

Bottle roll tests were done on three oxide composites and three sulfide composites. All six samples were kept at a pH of 10. Cyanide concentration was set at two pounds per ton. Leach time was 72 hours. The three oxide tests obtained recoveries of 72%, 76%, and 82%. The three sulfide tests obtained recoveries of 62%, 81%, and 82%. All six bottle roll tests exhibited significant particle size decrease (autogenous grinding) over the 72 hour test period. Also, the sulfide bottle roll samples experienced an increase in pH, despite no addition of lime.

Column leach tests were performed on one oxide composite and three sulfide composites. Cyanide strength was maintained at two pounds per ton and the solution pH was kept at 11. All four columns were leached for 26 days. The oxide column experienced an 87.2% gold recovery. The sulfide columns had recoveries ranging from 80% to 84%. Silver recoveries ranged from 70% in the oxide to 40% in the sulfide columns.

No metallurgical recovery work was done on the core from the Cascade deposit, or on any of the other mineralized areas.

OTHER MINERALIZED AREAS

Thirteen other mineralized areas were defined in the Garnet area, eleven of which were tested by one or more drill holes. The following section briefly describes each of these mineralized areas (see figure 1):

Grant Hartford

Gold mineralization is developed in a north-dipping quartz vein and alteration zone within the Garnet Range Quartzite. The Grant-Hartford and Magone-Anderson patented claims

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cover this vein system which extends for 2,700 feet along strike, paralleling the Nancy Hanks system located 1,000 feet to the north. Seventeen RVC holes (GH-2 through GH-18) and one core hole (GHC-1) test this system. Most of the holes intersected gold-pyrite-quartz vein mineralization with associated bleached and argillized silty quartzites, but the mineralization is considered too low grade and/or too discontinuous to be minable. A possible exception is in the area of RVC holes GH-4, GH-5, and GH-6, where high grade gold values were found in quartz veins that extend approximately 200' along strike. The three holes have intercepts of 10' @ 0.512 opt Au, 5' @ 0.492 opt Au, and 10' @ 0.345 opt Au, respectively. (Underlying zones of low grade mineralization in holes GH-4 and GH-6 are thought to be the result of down-hole contamination in the rotary holes because of the absence of this zone of low-grade mineralization in the core hole twin to GH-4.) This thin, high grade gold mineralization could possibly be developed in an underground mine if a mining operation were to be established at the Nancy Hanks deposit. It is probably too small to develop as a stand-alone operation.

Gold Bug

Between the western end of the Grant Hartford system and the Nancy Hanks system to the north, a large volume of Garnet Range Quartzite, Wolsey Shale, Meagher Limestone, and Park Shale is altered to skarn assemblages (chiefly garnet-epidote-diopside), with abundant argillic and propylitic alteration, pyrite/iron oxide development, and gold in soil anomalies in the 100 to 300 ppb range. American Mining Company drilled several core holes and dug several trenches in these rocks in the 1960's, but large sections of altered rock in the drill holes and trenches were not assayed. A Pegasus IP-resistivity survey found a strong IP anomaly ("Schoolhouse anomaly") coming from beneath an area of altered Wolsey Shale/Meagher Limestone transition rocks. Four RVC holes (NH-36, NH-61, NH-62 and GH-1) were drilled to test this skarn target. The best intercept (15' @ 0.010 opt Au) came from hole GH-1. All the holes encountered significant amounts of alteration and skarn mineralization. The Schoolhouse IP anomaly was found to be the result of pyritic siltstone beds in the Meagher and Wolsey Formations. While the pyrite is felt to be hydrothermal in origin, only very low gold values are associated with this mineralization.

Lead King

This vein system lies 1,000 feet to the south of the Grant Hartford system. The Lead King system is also developed in bleached and argillized Garnet Range Quartzite and has a shallow to moderate northerly dip. It extends along strike for 2,800 feet before it is offset by the Honolulu Fault and becomes the Fourth of July vein system. The Lead King vein system is most coherent at its west end, on the Lead King claim, and splays out to the east on the Red Cloud, Parquet, San Jose, and Iowaan claims. Four RVC holes were drilled into the Lead King system (WL-4, 5, 6, and 7). The best single intercept (30' @ 0.053 opt Au) was found in hole WL-4 on the San Jose claim. The hole with the best composite intercept (30' @ 0.070 opt Au) is WL-6, drilled on the Parquet claim. While these intercepts are interesting, the fact that the vein system dips into a steep hillside means that only a small

tonnage of surface minable ore could be developed before waste stripping would become prohibitive. A recent effort by Ted Antonioli to conduct underground mining on the Fourth of July vein, 1,000 feet to the south, was unsuccessful, suggesting that the mineralization found in the Lead King drilling cannot be successfully mined underground.

Willie

The Willie vein system lies 500 feet to the south of the Lead King system, and is also hosted by bleached and argillized Garnet Range Quartzite. Channel sampling of an iron-stained road cut resulted in a composite assay of 144' @ 0.029 opt Au, which probably reflects a true width of around 85 feet of mineralization in the road cut. Three RVC holes (WL-1, 2, and 3) were drilled in this target. The best intercept (50' @ 0.077 opt Au, which includes 10' @ 0.279 opt Au) occurred in hole WL-3, 160 feet down dip from the mineralized outcrop. However, hole WL-2, which intersected the zone midway between the surface and WL-3, had only 10' @ 0.051 opt Au, with a composite intercept of 30' @ 0.032 opt Au. Although some of the exploration results on the Willie target are positive, the steeper dip (nearly 50 degrees) of this vein system and the steep hillside into which it dips, combine to make the development of substantial surface minable ore tonnage at this target unlikely.

Mountain View

The Mountain View vein system extends for a strike length of 1,400 feet and was developed by several small to medium sized adits and drifts. The vein system occupies a zone of complex interfingering of Garnet Range Quartzite and granodiorite sills located approximately 1,000 feet to the northeast of the east end of the Grant Hartford vein system. Seven RVC holes (MV-1 through MV-7) tested the Mountain View target. Although abundant argillic alteration was found associated with the vein system, the best drill intercept (in MV-2) was only 35' @ 0.023 opt Au. Five of the seven holes had no intercept greater than 0.010 opt Au. No remaining potential is seen in this target.

Anderson Hill

Approximately 1,000 feet to the east-northeast of the Mountain View drilling area is the Anderson Hill target area, which was not drilled. Surface sampling in an old dozer cut found brecciated and quartz veined quartzite containing 0.604 opt Au, and a random grab of a larger volume of rock in the dozer cut assayed 0.060 opt Au. A north-south IP line over this occurrence found a well-defined IP anomaly centered 150 feet north of these mineralized samples, and 100' by 100' soil grid found scattered gold anomalies (100 to 500 ppb Au) in the area. If gold mineralization is hosted in beds of the Garnet Range Quartzite, the ore may occur in a favorable dip-slope orientation that would keep the mineralization close to the surface as it is followed down the hill to the north. Three unpatented lode claims ("Moonbeam", "Sunshine", and "Starlight"), which cover most of the perceived target area, should be acquired if this target is to be tested.

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Free Coinage

Located 1,700 feet to the southwest of the Nancy Hanks deposit, the Free Coinage mine was developed in bleached marbles of the Meagher and Pilgrim Formations, and in hornfelsed Park Shale. Three small inclined shafts follow a 35 degree, east dipping quartz vein for a few tens of feet. Representative dump samples from these workings carry gold values in the 0.045 to 0.480 opt Au range. Three RVC holes (NH-97, 98, and 99) tested the Free Coinage vein system. Besides an open stope in NH-98, the best mineralization encountered in these holes was 5' @ 0.013 opt Au. No further potential is seen for the Free Coinage system.

North Vein

In the Coloma area, the North Vein system occurs 2,500 feet to the northeast of the main Coloma vein system. Where exposed in a road cut, this system is expressed as flat dipping quartz veins in weakly altered granodiorite grus. Twenty-four samples of quartz vein float from a 250' by 850' area average 0.031 opt Au. A 250' channel sample in the mineralized road cut contains a 70' long zone that averages 0.064 opt Au. Drilling, however, failed to find any depth to this mineralization. The best intercept in four RVC holes drilled (CL-9, 11, 12, and 13) was 5' @0.020 opt Au. The mineralized zone that is exposed in the road cut appears to be flat-lying, with little lateral or vertical extent.

Rambler

The Rambler vein, located 2,000 feet north of the main Coloma district, is expressed in a line of caved adits and prospect pits that extends for 1,300 feet in a north-northwest direction. The outcrop trace of these workings across topography implies a moderate westerly dip to the vein zone. Eight representative dump samples along this system contain an average of 0.063 opt Au, with five high-grade dump samples averaging 0.269 opt Au. In the two RVC holes drilled in the Rambler system (CL-8 and CL-10), the best hole contains 10' @ 0.059 opt Au, with a composite assay for the drill hole of 20' @ 0.064 opt Au. No potential for surface minable mineralization is seen for this area.

Dublin Basin

The aerial magnetic survey of the Garnet district flown for Pegasus shows several areas of anomalously low magnetics (calculated vertical gradient) aligned in an east-west direction within the granodiorite (Appendix C). These areas of low magnetics were found to correspond with topographic basins, all located about 1,000 feet from the south margin of the pluton, and all contain evidence of hydrothermally altered granodiorite and extensive placer gold workings. The Dublin Basin, located north of the Nancy Hanks deposit, is the largest of these placered basins. The other placered basins (Kearns, Skimmerhorn, and Forest/Sierra) are discussed in the subsequent sections.

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Two trenches (the "Dublin" and "751" trenches) were excavated in the Dublin Basin. Both trenches contain strongly argillized and iron stained granodiorite over their entire lengths (590 feet and 550 feet, respectively), and both trenches contain strongly anomalous gold values. In the Dublin trench, 205' of the 590' length contain channel sample values in excess of 100 ppb Au and average 479 ppb Au. The 751 trench contains 170' of channel samples that average 309 ppb Au. A very shallow water table in the basin made deep trenching impractical, so much of this material may have experienced near-surface remobilization of gold as well as some physical reworking (residual placer) of the ground. Ground magnetic surveys helped to refine the magnetic structure of the basin. IP and resistivity surveys added little more to the geologic understanding.

Six RVC holes (NH-66, 91, 92, 94, 101, and 102) test the Dublin Basin target. The best intercept (10' @ 0.069 opt Au) and best composite intercept (15' @ 0.052 opt Au) occur in hole NH-66, located along the Dublin trench. Although the drill spacing is fairly wide in the altered basin, it is felt that little potential remains here for minable mineralization.

All six drill holes encountered significant argillically altered granodiorite at the highest levels in the hole, then passed into weakly altered granodiorite. The clay/iron oxide alteration appears to be the result of a laterally extensive, flat lying structure that has a vertical extent of only a few tens of feet. The North Vein system at Coloma may be an analogous structure.

<u>Skimmerhorn Basin</u>

This placered basin with anomalously low magnetics is situated along a major air photo linear that extends for three miles from Kearns Creek on the south side of the Garnet Range, over to Elk Creek on the north side of the range. The linear is a north-northeast structure that controls the drainages of both Kearns Creek and Skimmerhorn Creek. Ground magnetics were used to define more accurately the axis of the structure. IP and resistivity work defined a zone of anomalously high IP and resistivity that also occupies this structural zone. Soil sampling found anomalies up to 1,000 ppb Au in rocks adjacent to the target structure.

Four RVC holes (NH-68, 69, 70, and 78) were drilled across the structure. All four holes encountered altered granodiorite and anomalous gold within the structure, which was found to have a shallow westerly dip. The best intercept occurs in hole NH-78 (10' @ 0.073 opt Au) near where the Cascade vein system intersects the Skimmerhorn structure. Little potential is seen for discovering minable quantities of ore within this target area.

<u>Kearns Basin</u>

Located near the headwaters of Kearns Creek, this placered basin was found to have an east-west striking zone of extremely low magnetics coincident with an east flowing creek with abundant old placer workings. IP and resistivity work identified numerous low level

anomalies of both types within and adjacent to the magnetic structure.

Three RVC holes (NH-79, 80, and 86) found large thicknesses of strongly argillized granodiorite and quartz monzonite, along with many zones of trachyte dikes. The best hole (NH-86) contains a cumulative intercept of 20' @ 0.024 opt Au, with a best intercept of 5' @ 0.040 opt Au, in rocks lying to the south of the main structural zone. No potential is seen for more encouraging results in Kearns Basin.

Forest/Sierra

A fourth placered basin, located on the Forest and Sierra patented claims, was not drilled. These claims have been donated to the U.S. Government and are managed by the BLM to enhance the cultural resource of the Garnet ghost town. While the BLM was receptive to a proposal by Pegasus to conduct low-impact drilling on these claims, no feasible manner of transferring the ownership to Pegasus or the joint venture could be worked out, so the drilling plans were dropped.

In this target area, a north-south zone of low magnetics surrounds a north-south vein system that was developed by the Sierra inclined shaft. Samples from the main Sierra dump show quartz vein mineralization containing 1.470 opt Au, and iron-stained granodiorite containing 0.013 opt Au. Six additional samples taken from dumps of numerous small shafts and pits average 0.247 opt Au. Soils are strongly anomalous in gold in the area (up to 15 ppm Au), due in large part to the widespread extent of prospect pits and dumps shedding gold contamination to the surrounding soil. All of the drainages in the area have evidence of placer gold workings. There is also a well-developed IP anomaly that parallels the north-south trend of the magnetics for 1,400 feet, then strikes east-west for 500 feet at the north end of the mineralized area.

The Forest/Sierra target has more evidence of significant mineralization than any of the other three placered basin targets, primarily because of the large number of lode workings and high gold values in dump material. If this land could be acquired from the BLM, the Forest/Sierra would be a high priority target area for developing additional gold reserves in the area close to the Nancy Hanks deposit.

DRILLING

Reverse Circulation Drilling

Between December, 1989, and the present, Pegasus has drilled 147 reverse circulation (RVC) drill holes with a total footage of 47,601 feet. Sixty-two holes were drilled in or adjacent to the Nancy Hanks deposit, 21 holes were drilled around the Cascade deposit, seven holes were drilled around the Coloma deposit, and 57 holes were drilled in all the other target areas discussed above.

Five different two-letter prefixes are used at Garnet, signifying separate project areas defined with the BLM for permitting purposes. NH prefixes are used for drill holes in the Nancy Hanks project area (including the Cascade, Dublin Basin, and several other target areas). CL is used for holes around the Coloma district, GH is used for holes drilled in and near the Grant Hartford vein system, WL is used for holes in the Willie and Lead King systems, and MV holes refer to the Mountain View area (part of the Nancy Hanks project area). Table 2 contains summary logs and assays for all 147 RVC holes.

O'Keefe Drilling of Butte performed all of the RVC drilling at Garnet except for holes MV-1 through MV-7, and NH-46, which were drilled by Stratagrout Drilling of Calgary. Thirty-two of the holes (including the ones drilled by Stratagrout) were drilled with a Drill Systems Explorer 750 off-road "buggy" drill rig. The rest of the drilling was done primarily with a truck-mounted Jaswell 2400 RVC drill rig.

Samples were collected at five-foot intervals and analyzed for gold and silver (see Appendices E and F). For all of the holes except NH-56 through NH-102, duplicate check samples were collected every fifty feet (usually on the sample number ending in zero). For holes NH-56 through NH-102, duplicate samples were collected for every five-foot interval, then selected intervals were picked for check assays.

Sample recovery was generally very good. When mine openings were encountered, the hammer bit was replaced with a tricone bit until ten or twenty feet beyond the opening. Then the hammer bit was put on again. This procedure ensured good sample recovery in the important zones immediately surrounding the major veins.

Reverse circulation drilling costs averaged $7.47 per foot for all 147 holes drilled on the property.

Core Drilling

Six core holes (1,710 feet) were drilled at the Garnet project during 1991 by Allcore Drilling Co., Inc. of Spokane, using a Longyear 44 diamond core rig. Four holes (NHC-1, NHC-2, NHC-3, and NHC-4) were drilled in the Nancy Hanks deposit and are twin holes to RVC drill holes NH-28, NH-7, NH-34, and NH-8, respectively. Core hole NHC-5 was drilled in the Cascade deposit as a twin to RVC hole NH-44. Core hole GHC-1 was drilled in the Grant Hartford high-grade area and is a twin to RVC hole GH-4. All the drill core is HQ size except for the deeper portions of NHC-2 and NHC-4 (which are NQ size) where stopes and lost circulation required casing and reduction of drill rod diameter.

Core hole NHC-1 duplicated the results in RVC hole NH-28 very well (158' @ 0.047 opt Au, versus a 135' composite @ 0.050 opt Au, respectively).

Core hole NHC-2 found a high grade zone (35' @ 0.097 opt Au) that was missed by NH-7 (25' @ 0.011 opt Au), probably because the high grade was mined out in the RVC hole.

However, the main mineralized zone in NH-7 (85' @ 0.059 opt Au) is missing in NHC-2. Down-hole contamination from a high grade zone is suspected in the NH-7 interval. Finally, a deep, high grade zone in NH-7 (15' @ 0.115 opt) is missing in the core hole, probably because of geologic variability over a short distance.

Core hole NHC-3 reproduces RVC hole NH-34 fairly well (73' @ 0.046 versus 80' @ 0.052 opt Au, respectively). Greater or lesser recovery through high grade and stoped zones probably accounts for the difference.

Core hole NHC-4 (90' @ 0.074 opt Au composite) found richer mineralization than RVC hole NH-8 (108' @ 0.038 opt Au composite). The combination of a 37' zone of stopes and lost circulation in NH-8 and geologic variability over short distances is probably the cause.

At the Cascade deposit, core hole NHC-5 (132' @ 0.035 opt Au composite) reproduces RVC hole NH-44 (130' @ 0.039 opt Au composite) very well.

At the Grant Hartford target, both holes (GHC-1 and GH-4) intersected a zone of high grade gold mineralization (5' @ 0.234 opt Au and 10' @ 0.512 opt Au, respectively). However, the underlying 60 feet of low grade mineralization (0.014 opt Au) in GH-4 is absent in the core hole. Down-hole contamination of the RVC cuttings is strongly suspected in GH-4, as well as for the 85' of low grade beneath the high grade zone in RVC GH-6, 180 feet to the east.

In summary, the core drilling at Garnet reproduces fairly well the RVC results in the Nancy Hanks and Cascade deposits, while illustrating the effects of high grade veins appearing and disappearing over short distances, or having been mined out in places. The core drilling also illustrates how easily down-hole contamination can take place beneath very high grade veins, even when good, conscientious reverse circulation drilling procedure is followed.

Core drilling costs at Garnet average $19.97 per foot for the six core holes. Summary logs and assays for the core holes are also found in Table 2.

GEOCHEMISTRY

From 1989 through 1992, 4,110 geochemical samples were collected in the Garnet area, including 2,097 soil samples, 642 rock and dump samples, 1,238 trench samples in 16 trenches, 108 underground channel and rock samples, and 25 stream sediment samples. The locations of these samples are shown on the various maps of Appendix A. Summary descriptions of surface sampling are found in Table 6. All of the samples were analyzed for gold and silver. Most of the samples were also analyzed for arsenic, antimony, bismuth, and mercury. Occasional samples were also analyzed for copper, lead, zinc, barium, tellurium, titanium, fluorine, and vanadium (see Appendix D).

The Nancy Hanks-Cascade-Coloma mineralization is characterized by a low silver-to-gold ratio (less than ten to one). Trace element geochemistry is also low, with only weak to moderate antimony and mercury values associated with the gold mineralization. Anomalous gold in soil appears to be better developed than either antimony or mercury. Elevated copper values and copper oxides are occasionally found in the richer quartz vein ore and in the "red ore", probably the result of late-stage tetrahedrite that has been documented in the district. After discovering that most of the gold mineralization is in telluride minerals, an attempt was made to use tellurium as a pathfinder element. Unfortunately, the concentration of tellurium appears to be about the same as gold, and not as well developed as gold in the soil geochemistry. See Map 7 for the soil grid location and gold geochemistry.

Several occurrences of fluorite and graphite were noted as disseminations in bleached, white marble in the Nancy Hanks footwall rocks. Fluorine is anomalous in some rocks but its distribution appears to be erratic and not particularly associated with gold mineralization.

Barite crystals are common in quartz veins in the Nancy Hanks and Coloma area, as well as in massive veins near the Fourth of July vein system. However, the barite mineralization appears to be part of a later quartz veining episode that carries only weakly anomalous gold values. Hydrothermal barite veins are developed in minable widths and grades four miles to the north of Nancy Hanks and one mile southeast of Coloma.

GEOPHYSICS

Geophysical techniques applied to the exploration at Garnet include airborne magnetics and electromagnetics, ground magnetics and VLF, and differential IP and resistivity. The contoured ground magnetics results are seen on Maps 8, 8A, and 9 in Appendix A. VLF was not found to be a helpful tool at Garnet and the readings are not summarized. A summary of the contoured IP readings is shown on Maps 10 and 10A. Contoured resistivity values are shown on Maps 11 and 11A. (See Appendix A.)

The airborne survey covers an area of approximately 18 square miles, centered on the Garnet and Coloma mining districts. Fifty-seven flight lines, totalling approximately 188 line-miles in length and spaced approximately 0.1 miles apart, were completed and processed by Aerodat Ltd. of Toronto. Contour maps were generated for total field magnetics, calculated vertical magnetic gradient, VLF-EM, and apparent resistivities at 935, 4175, 4600, and 33,000 Hertz. (See Appendix C.)

Several features of exploration interest are illustrated by these surveys. The vertical magnetic gradient map shows the placered basins (described above) as a string of magnetically low features that parallel the intrusive contact. This map also shows a prominent set of north-trending magnetic highs to the southwest of the Garnet stock that correspond to trachytic and andesitic dikes, probably related to the Union Peak volcanic center located about three miles from the stock.

The total field magnetics and the apparent resistivity maps show a prominent north-south feature occupying the Elk Creek drainage. This feature is nearly 2,000 feet wide, is characterized by anomalously low magnetics and high resistivity values, and may reflect a graben structure cutting the Garnet Range stock after its emplacement.

While the airborne survey indicated several areas of potential mineralization that were investigated in the course of the overall exploration of the Garnet area, no anomalous geophysical features were found to be directly associated with the known mineralized areas.

Ground magnetic readings were taken along 29.1 line miles, mainly around and between the main mineralized zones of Nancy Hanks, Cascade, Grant Hartford, Lead King, and Willie (Maps 8 and 8A), and at Coloma (Map 9). Equipment consisted of a Scintrex IGS-2, MP-3 Integrated Geophysical console field unit with an MP-3 Proton Magnetometer base station. VLF data came from stations at Seattle and at Cutler, Maine. Ground magnetics identifies the main igneous contact very well and also pinpoints several minor granodioritic sills in the carbonate rocks. The hydrothermally altered, placered basins also show up as anomalously low magnetic features. Several magnetically low features were drilled and found to be related to hydrothermal alteration and weak gold mineralization. However, the main, known zones of mineralization do not have much of a magnetic signature and ground magnetics was not an effective tool in extending these zones or identifying new mineralized zones of the Nancy Hanks-Cascade-Coloma type. However, the magnetics aided the structural interpretations which helped with the overall geologic understanding.

Induced polarization and resistivity surveys were carried out along 15.3 line miles in the greater Nancy Hanks-Cascade area. Equipment consisted of an Elliot model 15A I.P. Transmitter with a model R-20A receiver. Current was provided by an eight horsepower Honda generator. Data collection was accomplished using a differential, in-line I.P. array consisting of fixed transmitter electrodes, one fixed potential electrode and one roving potential electrode. (See Maps 10 and 10A in Appendix A.)

This I.P. technique was successful at identifying low level concentrations of sulfides associated with the Garnet gold mineralization. An 800 foot long I.P. anomaly centered at 67,200E; 26,400N corresponds very well with the main zone of disseminated pyrite associated with the Nancy Hanks vein system. If I.P. response were the sole criterion for target testing, the Nancy Hanks deposit would have been drilled on the basis of this anomaly. Other I.P. anomalies, some substantially stronger than the Nancy Hanks anomaly, were also drilled and found to have only weak sulfide development. Anomalies at 64,400E; 28,200N (Skimmerhorn Basin), and at 66,600E; 27,100N (northwest of Nancy Hanks) were drilled, finding only low sulfide development in the granodiorite. The strongest I.P. anomaly in the Garnet area (Schoolhouse anomaly at 67,500E; 25,700N) was also drilled. Here, intercalated shales in a limestone sequence have good pyrite development in a distal exoskarn environment. Although the pyrite is hydrothermal, not syngenetic, only low gold values are associated with this mineralization. A well-defined I.P. anomaly in granodiorite is also present at the Forest/Sierra target area, which has not been drilled.

Numerous zones of weak pyrite development in Garnet Range Quartzites were also detected by the I.P. surveys. These low-level responses show up best on the profiles, not the contoured data. Drilling in several of these zones substantiates the existence of anomalous sulfides and anomalous gold. Gold values, however tended to be low.

Differential resistivity also identifies the Nancy Hanks mineralized zone (Maps 11 and 11 A). A 1,400 foot by 500 foot zone of anomalously low resistivity corresponds very well with the outline of the main part of the Nancy Hanks deposit. It is likely that the propylitic and argillic alteration that accompanies the quartz vein mineralization is responsible for the increased electrical conductivity in the granodiorite around the Nancy Hanks vein system.

TOPOGRAPHY, SURVEY CONTROL, AND FIELD GRIDS

Cascade Aerial Maps and Surveys of Eugene, Oregon, was contracted to cover the Garnet project area with 1:12,000 and 1:18,000 scale color air photos and to create topographic maps at one inch equals 200 feet for the central part of the project. Six topographic maps, each covering approximately 9,000 feet by 6,000 feet, resulted (Maps 1-6 in Appendix A). Sorenson and Company of Missoula performed survey ground control for the photography and the topographic mapping. The digital topography data was also purchased and is part of the office Autocad system.

Maps 1A, 2, 3, 4A, 5A, and 6 (Appendix A) show the locations of 249 surveyed points in the Garnet area. Table 7 lists these and other points, and their northing and easting coordinates. These points were surveyed by Dennis Lay of Helena and are either part of closed survey loops, or are established by short, open-ended lines off of closed loops. The points are marked in the field by orange topped survey lath and by red topped survey nails.

Numerous other survey points were established by Sorenson and Company of Missoula prior to 1991. However, since most of these points are not in or related to closed survey loops, their accuracy is felt to be of a lower order.

All of the drill holes at Garnet, except for holes NH-71 through NH-102 drilled in 1992, have been surveyed. Survey coordinates for NH-71 through NH-102 were established with brunton and hip chain surveys, and are felt to be reasonably accurate.

Fifty line-miles of field grid lines were established with brunton compass and hip chain in the Garnet area. For the most part, lath with metal tags were set every 100 feet, with the intervening line marked with flagging. The locations of the field grid lines are shown on Maps 1A, 2, 3, 4A, 5A, and 6 (Appendix A).

PERMITS AND RECLAMATION

The exploration in the Garnet area has been carried out under a Plan of Operation with the Montana Department of State Lands (DSL). Complete reclamation of newly disturbed ground is required (recontouring and seeding of approved grasses). Existing roads that were widened or otherwise disturbed are required to be seeded and have water bars installed as necessary. Drill holes are required to be plugged in accordance with DSL regulations.

Substantial reclamation of roads, trenches, and drill sites was carried out in 1991 and 1992. On November 4, 1992, the DSL approved the reclamation that had been done up to that date, and released 65% of the reclamation bond for that disturbance. (The remaining 35% is to be released when the DSL observes successful revegetation.) The bond amount that was released was $62,505, leaving a reclamation bond amount of $81,560 still in place.

By December of 1992, additional reclamation work had been completed, but not yet examined by the DSL. Most of the unreclaimed ground at Garnet is concentrated around the Nancy Hanks, Cascade, and Coloma deposit areas.

Exploration activities on public ground at Garnet are also regulated by the Bureau of Land Management (BLM), under their Garnet Resource Area office in Missoula. In 1990, at the suggestion of the BLM, exploration activities on public lands at Garnet were divided into four separate project areas: Coloma, Nancy Hanks, Willie, and GHMA. These four project areas were distinguished on the basis of different geology (separate vein systems), and different ownership in the case of the Coloma and GHMA projects. The Coloma project includes work done on the Coloma, Rambler, and North Vein areas. The Willie project covers the Willie and Lead King vein systems. The GHMA project includes exploration activities on the Grant Hartford (Magone Anderson) vein system and on part of the Gold Bug target. The Nancy Hanks project area includes the Nancy Hanks and Cascade deposit areas, as well as the Mountain View and all other nearby targets where drilling or trenching was done. Each project area is allowed up to five acres of total disturbance on public land under a Notice (as provided in 43 CFR 3809). Disturbance in excess of five acres in any project area requires that a Plan of Operation be submitted to the BLM, and usually means that an Environmental Assessment be done. As of the end of 1992, unreclaimed disturbance was under five acres at each of the four project areas. The BLM has stated that they would like to see the four project areas combined under a single project.

On March 25, 1992, Pegasus assumed the reclamation responsibility for the disturbance permitted by Garnet Mining Corporation with the DSL. The permitted disturbance assumed by Pegasus was for seven trenches and ten drill sites in the Nancy Hanks deposit area and carries a reclamation bond amount of $3,530.

LAND STATUS

Exploration by Pegasus in the Garnet area is governed by an Exploration Agreement with Garnet Mining Corporation (GMC), dated December 21, 1989. Under the terms of this agreement, Pegasus may earn a 70% interest in a joint venture with GMC upon the expenditure of $5 million prior to June 30, 1995. Annual payments of $250,000 are made to GMC under the agreement. As of December 31, 1992, approximately $3.0 million had been spent by Pegasus on the Garnet project.

The land position at Garnet consists of 24 patented and 444 unpatented claims that are owned by GMC and affiliated companies which would be brought into the joint venture upon vesting by Pegasus. Net smelter return royalties to GMC range from zero to five percent on these claims. In addition, eleven patented claims, 33 unpatented lode claims, 43 unpatented placer claims, and one state section are held by eight separate lease and purchase option agreements. Under the joint venture agreement with GMC, these additional lands are brought into the joint venture should Pegasus vest. The joint venture area of interest is shown on Map 12, as well as the approximate locations of the various patented and unpatented claims within the joint venture area of interest.

The eight other agreements are summarized briefly below:

Garnet-Butte Gold Mining Corporation The agreement is a lease with option to purchase (for $220,000) on five patented claims covering the Grant Hartford-Magone Anderson vein system (Grant & Hartford, Adelia, Nancy Hanks, Magone & Anderson, and Lide claims). Annual payments, which apply to purchase, escalate from $30,000 in 1993 to $40,000 in 1997. A 2 1/2% production royalty to Garnet-Butte applies.

Tostman Patented Claim One claim is leased from Mr. James Hoskins for $100 per month for a twenty year term. Owner is to receive a 5% NSR. This claim covers part of the Cascade deposit.

Leipheimer (#1) A 62.5% interest in the Rambler patented claim in the Coloma district is leased for a ten year initial term. The annual payment of $1,725 escalates to $2,070 in 1994 and thereafter. A 3% production royalty is payable to Ms. Myrna Leipheimer, et al.

Leipheimer (#2) The Mammoth, Mammoth Mill, Mammoth Jr., and Crystal Spring patented claims at Coloma are leased for the same terms as in the Leipheimer #1 agreement, except the 1993 annual payment of $6,900 escalates to $8,280 in 1994 and thereafter.

Leipheimer (#3) The remaining 37.5% interest in the Rambler claim (above) is leased for $1,040, escalating to $1,250 in 1994 and thereafter, with a 3% NSR.

Mace Claims Thirty-three unpatented lode claims and 43 unpatented placer claims are leased for a 15 year term from Mr. Kirk D. Mace et al. Annual payments of $25,000 escalate to $35,000 in 1994 and thereafter; annual payments apply to a $750,000 purchase price. A 3% production royalty applies.

Thompson/Antonioli A mining exploration and option to purchase agreement covers the "Tostman Group" claim(s) in the Cascade deposit area. Annual payments of $3,000 apply to a $12,000 purchase price with a 5% NSR reserved to the owners ($35,000 cap).

Section 16, T12N, R14W The rental for this state lease for nonmechanized prospecting will cost $1593 in 1993, escalating to $1912 per year in 1994 through 1999. In addition, $250 in exploration costs or penalty payments must be made annually, as well as the submission of an annual report.

Several other issues relating to land ownership and the management by the BLM of the area around the Garnet ghost town deserve discussion. These issues are summarized below:

R&PP Classification On December 14, 1973, the BLM classified certain parcels of public land around the Garnet and Coloma mining districts as valuable for public recreation purposes under the Recreation and Public Purposes (R&PP) Act of 1954. This classification has the effect of segregating the lands from mineral location. Some of the lands were released from the classification in 1982, but several parcels in the immediate vicinity of the Nancy Hanks and Coloma deposits remain classified today. See figures 7 and 8 for the locations of these R&PP parcels. Failure to reverse this classification may mean these two deposits could not be mined, at least not by surface mining methods.

A possible avenue to challenge the validity of the R&PP classification would be to show that the BLM wrongfully used the Act to acquire and hold for itself these lands, rather than to transfer their ownership to a public or private organization set up to manage the recreation resource. Another course of action would be to effect a trade with the BLM for lands it wishes to acquire. The BLM has expressed an interest in acquiring that portion of the Placer 751 patented claim (owned by GMC) that passes throughout the Garnet ghost town. Either course of action would require an amendment to the BLM's Resource Management Plan, requiring an Environmental Assessment and public involvement.

Shamrock Claim Validity A large portion of the R&PP land over the Nancy Hanks deposit falls on the Shamrock unpatented claim (see parcel #1 on figure 7). Although the Shamrock claim produced over $100,000 in gold around the turn of the century, the BLM's position is that the current owner cannot claim valid existing rights of the Shamrock claim over the R&PP classification unless a valid discovery is demonstrated as of the classification date (1973). In an Interior Board of Land Appeals decision on United States v. Foresyth, 15 IBLA 43, GFS (MIN) 27 (1974), the IBLA states that "if there was a disclosure of mineral at the date of withdrawal from mineral entry, that disclosure is a discovery of

CONFIDENTIAL

FIGURE 7
Land Status – Garnet Area



Midnight M.S. 9833
Placer 751 AM.
Shamrock
Lot 30
Dewey M.S. 9833
Nancy Hanks M.S. 5365
Tiger M.S. 5361
International M.S. 3612
Lot 25
Mary Anderson M.S. 5521
Garnet M.S. 5853
M.S. 6970
Homestake
M.S. 6972 Forest
M.S. 6971 Sierra
M.S. 6974
1
2
3
4
5
6
7
8
9
10
11
12
13
14
Gold Bug M.S. 9407
Henry Grant & James Hartford M.S. 7327
Nancy Hanks M.S. 9876
Magone & Anderson M.S. 9876
Bull's Eye M.S. 4651
Crescent M.S. 4510
Lead King M.S. 4511
White Cloud M.S. 5631
Parquet M.S. 5452
Ude M.S. 9876
Free Coin M.S. 4652
Red Cloud M.S. 5451
Iowaon M.S. 3614
San Jose M.S. 3615
Honolulu M.S. 5632
Fourth of July M.S. 5453
Robert Emmet M.S. 3616
0 200 400 600
FEET

Acquired Patented : Proposed MA-11
Acquired Patented : Proposed MA-10 to MA-11
Acquired Patented (surface) : Proposed MA-10 to MA-11
Acquired Patented : Proposed MA-12
Acquired Patented : Proposed MA-3
Unpatented : Proposed MA-3 to MA-11
Unpatented : Proposed MA-12 to MA-11
Classified R & PP

FIGURE 8

Land Status – Coloma Area

CONFIDENTIAL



Mammoth Jr.
M.S. 9953
Rambler
M.S. 5844
29
28
32
33
Crystal Spring
M.S. 9954
R & PP
Mammoth of Washoe
M.S. 4448
East Mammoth
M.S. 5352
R & PP
R & PP
Cato
M.S. 2148
N
0
200
400
600
FEET

valuable mineral if subsequent sampling, assaying and testing confirm the fact that the disclosed mineral is valuable".

The Shamrock shaft and workings are inaccessible at the present, and efforts to find evidence that it was open in 1973 have been unsuccessful, so far. However, a small exposure of vein is disclosed in the wall of a old adit located about 100 feet northwest of the Shamrock shaft. This exposure was sampled in 1990 (samples H16208, 09,10,and 11), obtaining a 1/2 foot channel sample grading 0.132 opt Au. If it can be shown that this exposure was available to be sampled in 1973, an argument supporting a valid discovery on that date (and, therefore, valid existing rights of the Shamrock claim) might be made. However, even if the R&PP classification is removed from the Shamrock claim, the portions of R&PP land adjacent to the Shamrock claim could still preclude mining on the Nancy Hanks deposit. The BLM has indicated a willingness to propose an amendment to the RMP removing the R&PP classification on the Shamrock and adjacent parcels if it can be shown the Shamrock was a valid claim on the classification date (Dec. 14, 1973).

Garnet-Amex Claims Eleven "Garnet" unpatented claims were located between 1962 and 1967 (See Map 12 in Appendix A). The R&PP classification was made on December 14, 1973, covering portions of "Garnet #7 and "Garnet #24". In November, 1984, while the "Garnet" claims were still valid, eleven "Amex" claims were located on top of the eleven "Garnet" claims. These "Amex" claims were invalid when staked since they covered valid existing claims. Therefore, valid existing rights on R&PP parcels #2 and #4 (figure 7) cannot be demonstrated because the pre-existing "Garnet" claims were allowed to lapse. Furthermore, all of the land covered by the "Amex" claims may still be open because the "Amex" claims were invalid when they were staked. The BLM microfiche records show the "Amex" claims to be current. However, it is likely that the "Amex" claims would be declared void if the matter were investigated.

BLM-Acquired Claims Several patented claims around the Garnet ghost town were acquired by the BLM in 1987 as part of the effort to consolidate a cultural resource in the Garnet area. These claims include the Garnet, Homestake, Forest, Sierra, Austin, Cleveland, Gold King, and the surface rights to part of the Mary Anderson. The ghost town itself is found mainly on the Garnet, Mary Anderson, and Homestake claims. These lands are presently being managed by the BLM in such a way that emphasizes cultural values, and precludes mining or exploration disturbance.

An argument could be made that the BLM has an obligation to open these acquired lands to mineral location since they were acquired under Section 206 of FLPMA. However, the BLM has chosen not to issue an opening order, and the lands remain closed to location at this time. The BLM has indicated that it would be interested in trading on specified lands, or amending management classifications, in exchange for the patented Placer 751 claim that passes through the center of the ghost town.

Forest/Sierra Exploration

An exploration target with considerable merit has been defined in the area of the Forest and Sierra patented claims, acquired by the BLM. Several discussions with the BLM resulted in the tentative approval to perform low-impact exploration drilling on these acquired claims, providing the BLM retains final approval authority on the amount and location of the disturbance and is given complete access to all data obtained. It is thought that the BLM could use negative exploration results to solidify their efforts to favor cultural versus mineral resources on these public lands.

Because there did not appear to be a realistic and timely manner of acquiring the patented claims from the BLM if an exploration discovery were made in the Forest/Sierra area, Pegasus decided against carrying out this drilling program.

Proposed Amendment to Resource Management Plan

On March 21, 1991, the BLM circulated a draft amendment to the district Resource Management Plan (RMP) and environmental assessment (EA), that would have assigned management area (MA) prescriptions to the BLM-acquired claims, and changed the MA designations on some adjacent parcels of public land (see figure 7). Most of the newly proposed management classifications are to MA-11. The single management goal of MA-11 lands is: "Insure that eligible historical and cultural sites are preserved and protected." One of the MA-11 management guidelines states that "withdrawals from mineral entry will be sought."

After public comment by Pegasus that the MA-11 management goals and guidelines are not appropriate, considering the obvious mineral resource potential of these areas and Pegasus' ongoing efforts at establishing a minable resource in the district, the BLM dropped the Garnet area from the RMP amendment and EA for the present time. However, it is likely that the BLM will resurrect its efforts to assign mining-restrictive management classifications to public lands in the Garnet area in the future.

Ghost Town Management Plan

Within the Resource Management Plan for the BLM's Garnet Resource Area, selected areas receive more detailed attention and have more specific management criteria. The Garnet ghost town is such an area, and its management by the BLM is guided by the 1982 Garnet Ghost Town Management Plan. This lengthy document has as its goal: "to provide for the preservation and protection of the historic and natural resources of Garnet". Mining and the mineral potential of the area are mentioned only in terms of their historical and cultural values, not as potentially developable resources. Many references are made to the advisability of withdrawals from mineral appropriation for the purpose of protecting the cultural resource. From a mining perspective, the Plan is very one-sided and, if carried out,

would preclude nearly any kind of mining operation at Garnet, either on public or on private land.

Garnet Range Winter Trails

The BLM prepared the Garnet Range Winter Trails Management Plan in 1986 to address the winter use of the area by skiers and snowmobilers. The management plan incorporates the previously established (1984) Garnet National Winter Recreation Trail (30 miles) and several other secondary and ski trails in the area. Despite potential conflicts between winter tourists and possible mining operations in the Nancy Hanks area, no concrete provisions are made in the Plan for addressing this issue.

In 1992, the BLM approved an expansion of this winter trail system that added nearly 50 miles to the existing system. All of the additional trails are located several miles away from the Garnet - Nancy Hanks area. In response to public comment by Pegasus concerning the potential conflicts between winter tourists and mining-related activities, the BLM agreed to implement several mitigation measures. These measures include revising the trail map to exclude trails across private lands that are not part of the designated trail system, and better warnings and barriers to minimize possible trespass and safety hazards.

Garnet Range Back Country Byway

In 1990, the BLM designated thirteen miles of the Garnet Range Road, from Highway 200 to Elk Creek, a "Back Country Byway". This designation was accompanied by the placement of numerous informational signs, distribution of brochures, developing an overlook site, and publicity of the area to local media and organizations.

The BLM estimated that this designation would increase by 2,300 the number of people visiting the ghost town per year. Although the BLM acknowledged that this increase in tourist activity could result in future opposition for mining developments in the area and affect the time involved for permit processing, these potential impacts were not deemed to be significant by the BLM.

Cooperative Road Use Agreement

In 1990, Pegasus entered into a Cooperative Road Use Agreement (CRUA) with the BLM, Granite and Missoula Counties, and Garnet Mining Corporation. This agreement coordinates the use of public roads in the Garnet area in order to minimize conflict between mining/exploration related traffic and other users of the roads. Among other things, the agreement allows for the temporary closure of certain roads when exploration or mining activities make this advisable. Any party can terminate its involvement in the CRUA by giving 60 days notice to the other parties. The CRUA was renewed in 1992.

CONFIDENTIAL

References

Irving, Irving G., 1969, Corporate Mining Properties at Garnet and First Chance Mining District, State of Montana, American Mining Company internal report

Kauffman, Marvin E., 1963, Geology of the Garnet-Bearmouth Area, Western Montana, Montana Bureau of Mines and Geology, Memoir 39

Pardee, J.T., 1918, Ore Deposits of the Northwestern Part of the Garnet Range, Montana, U.S.G.S. Bulletin 660-F

Sears, James W., 1989, Geology of the Garnet Range in the Garnet-Coloma Area, Garnet Mining Corporation internal report

Wilkie, K.M., 1986, The Geology of the Garnet-Coloma Area, Garnet Range, Montana, M.S. Thesis, Iowa State University